Exhibit 99.1

DRI Corporation Notes Increasing Use of Public Transit Underscores Exciting Positive Trends for Business

  Public Transit Ridership Gains Posted During First Quarter 2008
  Positive Influence on Market Demand for DRI Products

DALLAS--(BUSINESS WIRE)--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that more Americans are riding the nation’s buses and trains as a way to offset high gas prices.

David L. Turney, the Company’s Chairman, President, and Chief Executive Officer, said: “The American Public Transportation Association (APTA) recently announced that Americans took 2.6 billion trips on public transportation during first quarter 2008 - almost 85 million more trips than the same period last year. Light rail posted ridership increases in the double digits, whereas other modes of transit had increases from 2 percent to 7.8 percent.”

Mr. Turney, past chairman of the APTA Business Members’ Board of Governors and currently active on several APTA working committees including the Legislative Committee, attributes the increase in public transit ridership in substantial part to the high cost of gasoline and recognition that, for a growing number of people, public transit is a viable means of coping with escalating gas prices.

“As gas prices continue to rise, riding public transit to save money at the pump simply makes good sense. According to the U.S. Department of Energy and the Energy Information Administration, the U.S. average regular-grade gasoline price, which was approximately $4.10 per gallon on June 30, 2008, is projected to remain over $4 per gallon until fourth quarter 2009,” Mr. Turney said.

Recent articles in the Wall Street Journal, USA Today, The Boston Globe, and The Dallas Morning News indicate that more Americans are relying upon public transportation as a way to combat high fuel prices.

“On Sunday, July 13, 2008, an article in The Dallas Morning News said there are so many commuters transitioning to public transit that ‘park-and-ride’ parking lots throughout the Dallas-Fort Worth area are ‘filling to the bursting point.’ With increased ridership comes the potential of an increase in demand for DRI’s transit and transit security products as transit authorities move to enhance and increase their transit fleets to meet ridership demands,” Mr. Turney said.

PUBLIC TRANSIT GAS SAVINGS CALCULATOR AVAILABLE

APTA’s online calculator will help you compare the price of using public transportation with the price of paying at the pump and then parking your car in town. The calculator has been set with default values based on national averages for June 2008; however, you may set variables such as the price of gas and the length of the round trip to match the price of gas in your area and the length of your round trip. The calculator is available via APTA’s Web site, www.apta.com, and the Company’s Web site, www.digrec.com.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the projected U.S. average regular-grade gasoline price for 2008 and 2009; the expected increases in transit ridership as a result of increased gas prices; the timing or amount of future revenues, expectations of profitability, and expected business and revenue growth trends; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that the projected U.S. average regular-grade gasoline price for 2008 and 2009 may not prove accurate over time; the expected increases in transit ridership as a result of increased gas prices may not prove accurate over time; the timing or amount of future revenues, expectations of profitability, and expected business and revenue growth trends may not prove accurate over time; as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed May 15, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com